Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2014 and 2013

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2014 and 2013

Independent Auditor's Report
To the Board of Directors of Assured Guaranty Re Ltd.:
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and December 31, 2013, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 16, 2015

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except per share and share amounts)

	As of December 31, 2014	As of December 31, 2013
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,948 and $2,010)	$2,041	$2,050
Short-term investments, at fair value	98	77
Total investment portfolio	2,139	2,127
Loan receivable from affiliate	90	90
Cash	6	6
Premiums receivable, net of commissions payable	201	237
Ceded unearned premium reserve	3	6
Deferred acquisition costs	288	305
Salvage and subrogation recoverable	13	18
Credit derivative assets	3	6
Deferred tax asset, net	—	7
Other assets	70	95
Total assets	$2,813	$2,897
Liabilities and shareholder’s equity
Unearned premium reserve	$1,002	$1,084
Loss and loss adjustment expense reserve	367	304
Reinsurance balances payable, net	5	19
Credit derivative liabilities	202	377
Deferred tax liability, net	2	—
Other liabilities	11	13
Total liabilities	1,589	1,797
Commitments and contingencies (See Note 15)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2014 and 2013)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2014 and 2013)	1	1
Additional paid-in capital	857	857
Retained earnings	278	205
Accumulated other comprehensive income, net of tax of $5 and $3	88	37
Total shareholder’s equity	1,224	1,100
Total liabilities and shareholder’s equity	$2,813	$2,897
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2014	2013
Revenues
Net earned premiums	$139	$158
Net investment income	72	77
Net realized investment gains (losses):
Other-than-temporary impairment losses	0	(2)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0
Net impairment loss	0	(2)
Other net realized investment gains (losses)	2	4
Net realized investment gains (losses)	2	2
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	0	(1)
Net unrealized gains (losses)	173	(1)
Net change in fair value of credit derivatives	173	(2)
Other income (loss)	0	14
Total revenues	386	249
Expenses
Loss and loss adjustment expenses	169	108
Amortization of deferred acquisition costs	38	44
Other operating expenses	17	16
Total expenses	224	168
Income (loss) before income taxes	162	81
Provision (benefit) for income taxes
Current	(1)	14
Deferred	8	1
Total provision (benefit) for income taxes	7	15
Net income (loss)	$155	$66

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2014	2013
Net income (loss)	$155	$66
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	50	(118)
Investments with other-than-temporary impairment, net of tax	2	(4)
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	52	(122)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	1	2
Other comprehensive income (loss)	51	(124)
Comprehensive income (loss)	$206	$(58)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity

Years Ended December 31, 2014 and 2013

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance, December 31, 2012	$—	$1	$857	$283	$161	$1,302
Net income	—	—	—	66	—	66
Dividends	—	—	—	(144)	—	(144)
Other comprehensive loss	—	—	—	—	(124)	(124)
Balance, December 31, 2013	$—	$1	$857	$205	$37	$1,100
Net income	—	—	—	155	—	155
Dividends	—	—	—	(82)	—	(82)
Other comprehensive income	—	—	—	—	51	51
Balance, December 31, 2014	$—	$1	$857	$278	$88	$1,224

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2014	2013
Operating activities
Net income (loss)	$155	$66
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (accretion of discount) on fixed-maturity securities	9	7
Provision (benefit) for deferred income taxes	8	1
Net realized investment losses (gains)	(2)	(2)
Net unrealized losses (gains) on credit derivatives	(173)	1
Change in deferred acquisition costs	17	25
Change in premiums receivable, net of premiums payable and commissions	34	13
Change in ceded unearned premium reserve	3	(5)
Change in unearned premium reserve	(82)	(93)
Change in loss and loss adjustment expense reserve, net	56	83
Other changes in credit derivatives assets and liabilities, net	1	(10)
Other	14	(31)
Net cash flows provided by (used in) operating activities	$40	$55
Investing activities
Fixed-maturity securities:
Purchases	(447)	(534)
Sales	334	316
Maturities	169	209
Net sales (purchases) of short-term investments	(22)	92
Other	8	(8)
Net cash flows provided by (used in) investing activities	42	75
Financing activities
Dividends paid	(82)	(144)
Net cash flows provided by (used in) financing activities	(82)	(144)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash	0	(14)
Cash at beginning of period	6	20
Cash at end of period	$6	$6
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$1	$14

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates, Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. ("AGM") (together with AGC, the “affiliated ceding companies”), account for nearly all of the new business written by the Company in 2014 and 2013.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall.

In the past, the Company had reinsured its affiliated ceding companies when they sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The affiliated ceding companies have not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") also contributed to the affiliated ceding companies not entering into such new CDS since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated.

As of December 31, 2014 and December 31, 2013, the Company had issued financial guaranty contracts for eight and 11 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to nonfunctional currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other significant accounting policies are included in the following notes.

Significant Accounting Policies

Premium revenue recognition	Note 4
Policy acquisition cost	Note 5
Expected loss to be paid (Insurance and Credit Derivatives)	Note 6
Loss and loss adjustment expense (Insurance Contracts)	Note 7
Fair value measurement	Note 8
Credit derivatives	Note 9
Investments and Cash	Note 10
Income Taxes	Note 12

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AG Re, AGRO or one of their affiliated ceding companies, it generally awards that obligation the same rating it has assigned to the financial strength of the applicable insurer. Investors in products insured by AG Re, AGRO and their affiliated ceding companies frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company and the affiliated ceding companies manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s or the affiliated ceding companies' products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AG Re and AGRO were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AG Re, AGRO and their affiliated ceding companies, or changed the outlook on such ratings.

•
On March 18, 2014, S&P upgraded the financial strength ratings of AG Re, AGRO and the affiliated ceding companies to AA (stable outlook) from AA- (stable outlook); it affirmed such ratings in a credit analysis issued on July 2, 2014.

•
Effective April 8, 2015, at the request of AG Re and AGRO, Moody's withdrew its financial strength ratings on AG Re and AGRO. AG Re and AGRO had concluded, based on their business plans, that Moody's ratings were no longer necessary.

There can be no assurance that S&P will not take negative action on its financial strength ratings of the Company or that S&P or other rating agencies will not take negative action on the financial strength ratings of its affiliated ceding companies in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see the following:

•	Note 7, Financial Guaranty Insurance Losses

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 13, Reinsurance and Other Monoline Exposures

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio across asset classes, and in the structured finance portfolio, maintains rigorous subordination or collateralization requirements.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers of Assured Guaranty, sets specific risk policies and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out. The AG Re Credit Committee reviews its underwriting guidelines and methodology with the AG Re board of directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations when necessary; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. Ceding companies, particularly the Company's affiliates AGM and AGC, develop strategies designed to enhance their ability to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) their litigation proceedings. The Company assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade ("BIG") surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them. The Company models most assumed residential mortgage-backed security ("RMBS") credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 6, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 4.5%-5% as of December 31, 2014 and 5% as of December 31, 2013 based on the affiliated ceding company. (A risk-free curve rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures benefiting its affiliated ceding companies as the higher of 'AA' or their current internal rating.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Public finance	$156,294	$168,923	$156,294	$168,923
Structured finance	10,496	13,622	10,322	13,394
Total financial guaranty	$166,790	$182,545	$166,616	$182,317

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance debt service was approximately $127 million as of December 31, 2014 related to loans originated in Ireland and $152 million as of December 31, 2013 related to loans originated in Ireland and the U.K.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$769	0.9%	$75	0.8%	$1,762	22.7%	$533	34.6%	$3,139	3.0%
AA	24,866	28.1	1,569	16.9	1,801	23.2	79	5.1	28,315	26.5
A	47,573	53.9	1,453	15.7	1,298	16.8	212	13.8	50,536	47.3
BBB	12,457	14.1	5,929	64.0	732	9.5	557	36.2	19,675	18.4
BIG	2,625	3.0	242	2.6	2,153	27.8	158	10.3	5,178	4.8
Total net par outstanding	$88,290	100.0%	$9,268	100.0%	$7,746	100.0%	$1,539	100.0%	$106,843	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$891	0.9%	$284	2.8%	$2,585	26.7%	$1,104	46.3%	$4,864	4.2%
AA	29,083	30.9	324	3.2	1,637	16.9	102	4.3	31,146	26.7
A	50,988	54.1	2,644	26.1	1,606	16.5	388	16.3	55,626	47.8
BBB	10,254	10.9	6,579	65.1	1,301	13.4	578	24.3	18,712	16.1
BIG	3,029	3.2	281	2.8	2,567	26.5	210	8.8	6,087	5.2
Total net par outstanding	$94,245	100.0%	$10,112	100.0%	$9,696	100.0%	$2,382	100.0%	$116,435	100.0%

Financial Guaranty Portfolio
by Sector

	As of December 31,
Sector	2014	2013
	(in millions)
Public finance:
U.S.:
General obligation	$37,866	$40,744
Tax backed	17,900	18,612
Municipal utilities	12,313	12,974
Transportation	7,428	8,091
Healthcare	4,341	4,753
Higher education	4,274	4,621
Infrastructure finance	2,088	2,051
Housing	532	525
Investor-owned utilities	518	530
Other public finance—U.S.	1,030	1,344
Total public finance—U.S.	88,290	94,245
Non-U.S.:
Regulated utilities	4,349	4,724
Infrastructure finance	3,036	3,362
Pooled infrastructure	1,283	1,377
Other public finance—non-U.S.	600	649
Total public finance—non-U.S.	9,268	10,112
Total public finance	$97,558	$104,357
Structured finance:
U.S.:
Insurance securitizations	$2,989	$2,611
Pooled corporate obligations	1,554	2,291
RMBS	1,305	2,046
Consumer receivables	830	853
Commercial mortgage‑backed securities ("CMBS") and other commercial real estate related exposures	406	963
Commercial receivables	201	363
Structured credit	9	9
Other structured finance—U.S.	452	560
Total structured finance—U.S.	7,746	9,696
Non-U.S.:
Pooled corporate obligations	1,003	1,649
Commercial receivables	403	638
RMBS	34	43
Structured credit	9	49
Other structured finance—non-U.S.	90	3
Total structured finance—non-U.S.	1,539	2,382
Total structured finance	9,285	12,078
Total net par outstanding	$106,843	$116,435

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2014

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$23,862	$4,648	$28,510
5 to 10 years	20,520	1,670	22,190
10 to 15 years	18,413	957	19,370
15 to 20 years	15,099	532	15,631
20 years and above	19,664	1,478	21,142
Total net par outstanding	$97,558	$9,285	$106,843

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$23	$10	$46	$79	$117
Alt-A first lien	184	109	54	347	457
Option ARM	8	5	15	28	59
Subprime	45	40	48	133	386
Second lien U.S. RMBS:
Closed-end second lien	—	0	21	21	29
Home equity lines of credit (“HELOCs”)	147	34	75	256	257
Total U.S. RMBS	407	198	259	864	1,305
Trust preferred securities (“TruPS”)	216	—	82	298	1,084
Other structured finance	245	75	829	1,149	6,896
U.S. public finance	2,177	390	58	2,625	88,290
Non-U.S. public finance	242	—	—	242	9,268
Total	$3,287	$663	$1,228	$5,178	$106,843

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2013

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$15	$64	$9	$88	$132
Alt-A first lien	220	228	92	540	678
Option ARM	13	9	60	82	119
Subprime	53	46	48	147	777
Second lien U.S. RMBS:
Closed-end second lien	0	0	22	22	33
HELOCs	172	20	100	292	307
Total U.S. RMBS	473	367	331	1,171	2,046
TruPS	342	34	—	376	1,255
Other structured finance	313	80	837	1,230	8,777
U.S. public finance	2,596	168	265	3,029	94,245
Non-U.S. public finance	177	104	—	281	10,112
Total	$3,901	$753	$1,433	$6,087	$116,435

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,834	$453	$3,287	113	17	130
Category 2	539	124	663	40	14	54
Category 3	1,070	158	1,228	81	24	105
Total BIG	$4,443	$735	$5,178	234	55	289

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2013

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,350	$551	$3,901	124	22	146
Category 2	356	397	753	40	21	61
Category 3	1,307	126	1,433	80	20	100
Total BIG	$5,013	$1,074	$6,087	244	63	307
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Geographic Distribution of Net Par Outstanding

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2014

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,129	$14,149	13.2%
New York	781	7,558	7.1
Pennsylvania	831	6,919	6.5
Texas	1,064	6,865	6.4
Illinois	624	6,025	5.6
Florida	296	5,390	5.0
New Jersey	425	3,485	3.3
Michigan	484	3,126	2.9
Massachusetts	175	2,303	2.2
Alabama	257	2,005	1.9
Other states and U.S. territories	3,339	30,465	28.5
Total U.S. public finance	9,405	88,290	82.6
U.S. Structured finance (multiple states)	666	7,746	7.2
Total U.S.	10,071	96,036	89.8
Non-U.S.:
United Kingdom	100	6,573	6.2
Australia	21	1,013	0.9
France	12	994	0.9
Italy	9	295	0.3
Canada	9	271	0.3
Other	63	1,661	1.6
Total non-U.S.	214	10,807	10.2
Total	10,285	$106,843	100.0%

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. Previously, the Company had included Ireland on this list but removed it during the third quarter of 2014 because of Ireland's strengthening economic performance and improving prospects; in 2014, Ireland's long-term foreign currency rating was upgraded one notch by S&P (to ‘A-’) and three notches by Moody’s (to ‘Baa1’). The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of December 31, 2014

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance(2)	$—	$155	$7	$43	$205
Infrastructure finance	57	5	11	—	73
Total sovereign and sub-sovereign exposure	57	160	18	43	278
Non-sovereign exposure:
Regulated utilities	—	91	—	—	91
RMBS	5	16	—	—	21
Total non-sovereign exposure	5	107	—	—	112
Total	$62	$267	$18	$43	$390
Total BIG	$61	$—	$16	$43	$120
 ____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, primarily Euros. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When an affiliated ceding company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business, the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through reinsurance it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction reinsured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $93 million of Selected European Countries (plus Greece) in transactions with $1.7 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $4 million across several highly rated pooled corporate obligations with net par outstanding of $178 million.

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.4 billion net par as of December 31, 2014. The Company rates all but $8 million net par of that amount BIG. Included in the $1.4 billion of BIG net par are the obligations of Puerto Rico Highway and Transportation Authority (“PRHTA”) (transportation), Puerto Rico Electric Power Authority (“PREPA”), and PRHTA (highway).

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including PRHTA and PREPA. Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints, and disclosed PREPA had utilized approximately $42 million on deposit in its reserve account in order to pay debt service due on its bonds on July 1, 2014.

In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations; a preliminary business plan was released in December 2014. Subsequently, the parties have extended these forbearance agreements through April 30, 2015.  Creditors, including AGM and AGC, are in discussions among themselves and with PREPA regarding potentially extending the forbearance agreements beyond April 30, 2015, but there can be no assurance that such discussions will result in such an extension.

Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico asserting the Recovery Act violates the U.S. Constitution. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void; on February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit. In addition, the Commonwealth's Resident Commissioner has introduced a bill to the U.S. Congress that, if passed, would enable the Commonwealth to authorize one or more of its public corporations to restructure their debts under chapter 9 of the U.S Bankruptcy Code if they were to become insolvent. The passage of the Recovery Act, its subsequent invalidation, and the introduction of legislation that would enable the Commonwealth to authorize chapter 9 protection for its public corporations have resulted in uncertainty among investors about the rights of creditors of the Commonwealth and its related authorities and public corporations.

Following the enactment of the Recovery Act, S&P, Moody’s and Fitch Ratings lowered the credit rating of the Commonwealth’s bonds and the ratings on certain of its public corporations. In February 2015, S&P and Moody’s and in March 2015, Fitch each again lowered the credit rating of the Commonwealth's bonds and the ratings on certain of its public corporations. The Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

In early 2015, Puerto Rico enacted legislation designed to stabilize PRHTA and improve the liquidity of the GDB. The legislation provides for certain tax revenues that would support PRHTA and require the transfer of certain liabilities and revenues from PHRTA to another authority, as well as allowing the transfer of the operations of poorly performing transit facilities to a new authority.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)
As of December 31, 2014

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in millions)
Subject to the Now Voided Recovery Act (2)	$719	$780	$1,292	$1,405
Not subject to the Now Voided Recovery Act	695	759	1,133	1,257
Total	$1,414	$1,539	$2,425	$2,662
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

(2)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the Federal Bankruptcy Code and is therefore void. On February 19, 2015, the Commonwealth appealed the ruling to the U.S. Court of Appeals for the First Circuit.

The following table shows the Company’s exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Net Par Outstanding

	As of December 31, 2014		As of December 31, 2013
	Total	Internal Rating	Total	Internal Rating
	(in millions)
Exposures subject to the Now Voided Recovery Act:
PREPA	$255	B-	$290	BB-
PRHTA (Transportation revenue)	229	BB-	244	BB-
Puerto Rico Aqueduct and Sewer Authority	96	BB-	96	BB-
Puerto Rico Convention Center District Authority	87	BB-	92	BB-
PRHTA (Highway revenue)	52	BB	58	BB
Total	719		780

Exposures not subject to the Now Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	506	BB	542	BB
Puerto Rico Municipal Finance Agency	132	BB-	149	BB-
Puerto Rico Public Buildings Authority	41	BB	53	BB
Puerto Rico Sales Tax Financing Corporation	8	BBB	7	A-
Puerto Rico Infrastructure Finance Authority	8	BB-	8	BB-
Total	695		759
Total net exposure to Puerto Rico	$1,414		$1,539

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations insured and rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and BIG Net Debt Service Outstanding
As of December 31, 2014

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total	Subject to the Now Voided Recovery Act	Not Subject to the Now Voided Recovery Act	Total
	(in millions)
2015	$31	$44	$75	$67	$80	$147
2016	25	43	68	59	77	136
2017	8	44	52	41	75	116
2018	13	31	44	46	59	105
2019	19	34	53	51	61	112
2020	22	43	65	53	69	122
2021	13	18	31	43	41	84
2022	12	23	35	40	46	86
2023	30	14	44	58	35	93
2024	27	31	58	53	52	105
2025 - 2029	163	117	280	275	198	473
2030 - 2034	124	131	255	203	190	393
2035 - 2039	131	108	239	177	121	298
2040 - 2044	39	6	45	58	7	65
2045 - 2046	62	—	62	68	—	68
Total	$719	$687	$1,406	$1,292	$1,111	$2,403

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts, unless otherwise noted. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually prepayable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable and prospective changes are recognized in premium revenues. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For reinsurance assumed contracts, earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Financial Guaranty Insurance Premiums

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations. Net earned premiums comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2014	2013
	(in millions)
Scheduled net earned premiums	$95	$96
Acceleration of net earned premiums	35	55
Accretion of discount on net premiums receivable	6	5
Financial guaranty insurance net earned premiums	136	156
Other	3	2
Net earned premiums	$139	$158

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2014	2013
	(in millions)
Beginning of period, December 31	$237	$244
Gross premium written, net of commissions on assumed business	52	41
Gross premiums received, net of commissions on assumed business	(69)	(57)
Adjustments:
Changes in the expected term	(19)	(4)
Accretion of discount, net of commissions on assumed business	4	4
Foreign exchange translation	(4)	1
Other adjustments	—	8
End of period, December 31	$201	$237

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 23% and 23% of installment premiums at December 31, 2014 and December 31, 2013, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2014
(in millions)
2015 (January 1 – March 31)	$17
2015 (April 1 – June 30)	6
2015 (July 1 – September 30)	5
2015 (October 1 – December 31)	5
2016	19
2017	18
2018	16
2019	16
2020-2024	63
2025-2029	41
2030-2034	28
After 2034	23
Total	$257

Scheduled Net Earned Premiums

As of December 31, 2014
(in millions)
2015 (January 1 – March 31)	$21
2015 (April 1 – June 30)	21
2015 (July 1 – September 30)	21
2015 (October 1 – December 31)	21
2016	78
2017	73
2018	68
2019	64
2020-2024	266
2025-2029	177
2030-2034	106
After 2034	83
Total present value basis	999
Discount	75
Total future value	$1,074

Selected Information for Policies Paid in Installments

	As of December 31, 2014	As of December 31, 2013
	(dollars in millions)
Premiums receivable, net of commission payable	$201	$237
Gross unearned premium reserve	269	296
Weighted‑average risk-free rate used to discount premiums	3.2%	3.2%
Weighted‑average period of premiums receivable (in years)	8.9	8.9

5.	Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition are deferred for contracts accounted for as insurance. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission income and expense. Acquisition costs associated with derivative contracts are not deferred.

Direct costs related to the acquisition of new and renewal contracts that result directly from and are essential to the contract transaction are capitalized. These costs include expenses such as ceding commission expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined rates and included in deferred acquisition costs ("DAC"), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is expensed at that time

Expected losses which include loss adjustment expenses (“LAE”), investment income, and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2014	2013
	(in millions)
Beginning of period	$305	$330
Ceded commissions deferred	20	17
Costs amortized during the period	(37)	(42)
End of period	$288	$305

6.    Expected Loss to be Paid

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The Company has paid and expects to pay future losses on policies which fall under each of the two accounting models. The following provides a summarized description of the two accounting models, prescribed by GAAP, with a reference to the notes that describe the accounting policies and required disclosures throughout this report. The two models are insurance and derivatives.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management compiles and analyzes loss information for all policies on a consistent basis. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models.

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio. Net expected loss to be paid in the tables below consists of the present value of future: expected claim and LAE payments, expected recoveries of excess spread in the transaction structures, cessions to reinsurers, and expected recoveries for breaches of representations and warranties ("R&W") and other loss mitigation strategies. Expected loss to be paid is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods, regardless of the accounting model. Expected loss to be paid is an important measure used by management to analyze the net economic loss on all contacts.

Accounting Policy

Insurance Accounting

For contracts accounted for as financial guaranty insurance, loss and LAE reserve is recorded only to the extent and for the amount that expected losses to be paid exceed unearned premium reserve. As a result, the Company has expected loss to be paid that have not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income. Expected loss to be expensed is important because it presents the Company's projection of incurred losses that will be recognized in future periods (excluding accretion of discount). See Note 7, Financial Guaranty Insurance Losses.

Derivative Accounting, at Fair Value

For contracts that do not meet the financial guaranty scope exception in the derivative accounting guidance (primarily due to the fact that the insured is not required to be exposed to the insured risk throughout the life of the contract), the Company records such credit derivative contracts at fair value on the consolidated balance sheet with changes in fair value recorded in the consolidated statement of operations. The fair value recorded on the balance sheet represents an exit price in a hypothetical market because the Company does not trade its credit derivative contracts. The fair value is determined using significant Level 3 inputs in an internally developed model while the expected loss to be paid (which represents the net present value of expected cash outflows) uses methodologies and assumptions consistent with financial guaranty insurance expected losses to be paid. See Note 8, Fair Value Measurement and Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Expected Loss to be Paid

The expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g. excess spread on the underlying collateral, and estimated and contractual recoveries for breaches of representations and warranties), using current risk-free rates. When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

The current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in economic loss development. Expected cash outflows and inflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected cash outflows and inflows using management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

Expected loss to be paid and economic loss development include the effects of loss mitigation strategies such as negotiated and estimated recoveries for breaches of representations and warranties, and purchases of insured debt obligations by the affiliated ceding companies.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committees review and refresh the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector, before and after the benefit for net expected recoveries for contractual breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013.

Net Expected Loss to be Paid
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2014(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$6	$(4)	$—	$2
Alt-A first lien	74	(10)	(27)	37
Option ARM	9	(2)	(4)	3
Subprime	18	2	(2)	18
Total first lien	107	(14)	(33)	60
Second lien:
Closed-end second lien	6	—	—	6
HELOCs	(3)	3	3	3
Total second lien	3	3	3	9
Total U.S. RMBS	110	(11)	(30)	69
TruPS	13	(7)	—	6
Other structured finance	139	108	(4)	243
U.S. public finance	161	69	(118)	112
Non-U.S. public finance	11	(3)	—	8
Other insurance	(3)	(1)	—	(4)
Total	$431	$155	$(152)	$434

Net Expected Loss to be Paid
Before Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$4	$(1)	$6
Alt-A first lien	89	(7)	(8)	74
Option ARM	17	1	(9)	9
Subprime	17	5	(4)	18
Total first lien	126	3	(22)	107
Second lien:
Closed-end second lien	7	—	(1)	6
HELOCs	22	(8)	(17)	(3)
Total second lien	29	(8)	(18)	3
Total U.S. RMBS	155	(5)	(40)	110
TruPS	7	2	4	13
Other structured finance	170	12	(43)	139
U.S. public finance	43	133	(15)	161
Non-U.S. public finance	9	7	(5)	11
Other insurance	(3)	(10)	10	(3)
Total	$381	$139	$(89)	$431
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $8 million and $10 million in LAE for the years ended December 31, 2014 and 2013, respectively.

(2)	Includes expected LAE to be paid of $6 million as of December 31, 2014 and $10 million as of December 31, 2013.

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of December 31, 2014 (1)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$(1)	$—	$1
Alt-A first lien	52	2	(27)	27
Option ARM	8	3	(10)	1
Subprime	1	1	—	2
Total first lien	63	5	(37)	31
Second lien:
Closed-end second lien	3	(1)	—	2
HELOC	—	8	(8)	—
Total second lien	3	7	(8)	2
Total	$66	$12	$(45)	$33

Net Expected Recoveries from
Breaches of R&W Rollforward
Year Ended December 31, 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During 2013	R&W (Recovered) During 2013	Future Net R&W Benefit as of December 31, 2013
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$1	$(1)	$2
Alt-A first lien	59	(2)	(5)	52
Option ARM	13	(1)	(4)	8
Subprime	1	—	—	1
Total first lien	75	(2)	(10)	63
Second lien:
Closed-end second lien	4	—	(1)	3
HELOC	7	7	(14)	—
Total second lien	11	7	(15)	3
Total	$86	$5	$(25)	$66
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2014
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$4	$(3)	$—	$1
Alt-A first lien	22	(12)	—	10
Option ARM	1	(5)	6	2
Subprime	17	1	(2)	16
Total first lien	44	(19)	4	29
Second lien:
Closed-end second lien	3	1	—	4
HELOCs	(3)	(5)	11	3
Total second lien	0	(4)	11	7
Total U.S. RMBS	44	(23)	15	36
TruPS	13	(7)	—	6
Other structured finance	139	108	(4)	243
U.S. public finance	161	69	(118)	112
Non-U.S. public finance	11	(3)	—	8
Other insurance	(3)	(1)	—	(4)
Total	$365	$143	$(107)	$401

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Year Ended December 31, 2013

	Net Expected Loss to be Paid (Recovered) as of December 31, 2012	Economic Loss Development	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2013
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$—	$4
Alt-A first lien	30	(5)	(3)	22
Option ARM	4	2	(5)	1
Subprime	16	5	(4)	17
Total first lien	51	5	(12)	44
Second lien:
Closed-end second lien	3	—	—	3
HELOCs	15	(15)	(3)	(3)
Total second lien	18	(15)	(3)	0
Total U.S. RMBS	69	(10)	(15)	44
TruPS	7	2	4	13
Other structured finance	170	12	(43)	139
U.S. public finance	43	133	(15)	161
Non-U.S. public finance	9	7	(5)	11
Other insurance	(3)	(10)	10	(3)
Total	$295	$134	$(64)	$365

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1
Alt-A first lien	14	(4)	10
Option ARM	2	—	2
Subprime	6	10	16
Total first lien	23	6	29
Second lien:
Closed-end second lien	4	—	4
HELOCs	3	—	3
Total second lien	7	—	7
Total U.S. RMBS	30	6	36
TruPS	0	6	6
Other structured finance	248	(5)	243
U.S. public finance	112	—	112
Non-U.S. public finance	8	—	8
Subtotal	$398	$7	405
Other			(4)
Total			$401

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$4
Alt-A first lien	11	11	22
Option ARM	(1)	2	1
Subprime	5	12	17
Total first lien	16	28	44
Second lien:
Closed-end second lien	3	—	3
HELOCs	(3)	—	(3)
Total second lien	0	—	0
Total U.S. RMBS	16	28	44
TruPS	1	12	13
Other structured finance	145	(6)	139
U.S. public finance	161	—	161
Non-U.S. public finance	10	1	11
Subtotal	$333	$35	368
Other			(3)
Total			$365
___________________
(1)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2014

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$(3)	$(3)
Alt-A first lien	(5)	(7)	(12)
Option ARM	(3)	(2)	(5)
Subprime	2	(1)	1
Total first lien	(6)	(13)	(19)
Second lien:
Closed-end second lien	1	—	1
HELOCs	(5)	—	(5)
Total second lien	(4)	—	(4)
Total U.S. RMBS	(10)	(13)	(23)
TruPS	(1)	(6)	(7)
Other structured finance	107	1	108
U.S. public finance	69	—	69
Non-U.S. public finance	(2)	(1)	(3)
Subtotal	$163	$(19)	144
Other			(1)
Total			$143

Net Economic Loss Development (Benefit)
By Accounting Model
Year Ended December 31, 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$3	$3
Alt-A first lien	—	(5)	(5)
Option ARM	2	—	2
Subprime	3	2	5
Total first lien	5	0	5
Second lien:
Closed-end second lien	—	—	—
HELOCs	(14)	(1)	(15)
Total second lien	(14)	(1)	(15)
Total U.S. RMBS	(9)	(1)	(10)
TruPS	—	2	2
Other structured finance	12	—	12
U.S. public finance	133	—	133
Non-U.S. public finance	6	1	7
Subtotal	$142	$2	144
Other			(10)
Total			$134
____________________
(1)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. The majority of U.S. RMBS losses before R&W benefit are assumed from the affiliated ceding companies. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on the experience to date. The Company continues to update its evaluation of these exposures as new information becomes available.

The affiliated ceding companies have been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for R&W recoveries to include in its cash flow projections. Where the affiliated ceding company has an agreement with an R&W provider (such as its agreements with Bank of America, Deutsche Bank and UBS, which are described in more detail under "Breaches of Representations and Warranties" below), that credit is based on the agreement or potential agreement. Where the affiliated ceding company does not have an agreement with the R&W provider but believes the R&W provider to be economically viable, the affiliated ceding company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The ultimate performance of the Company's RMBS transactions remains highly uncertain, may differ from the Company's projections and may be subject to considerable volatility due to the influence of many interrelated factors that are difficult to predict, including the level and timing of loan defaults, changes in housing prices, results from the Company's loss mitigation activities and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust its RMBS loss projection assumptions and scenarios based on actual performance and management's view of future performance. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Year-End 2014 Compared to Year-End 2013 U.S. RMBS Loss Projections

Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project first lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably:

•
updated the liquidation rates it uses on delinquent loans based on observations and on an assumption that loan modifications (which improve liquidation rates) would over the next year be less frequent than they were over the most recent year

•	updated the liquidation rate it uses for loans reported as current but that had been reported as modified over the previous twelve months, based on observed data

•	established a liquidation rate assumption for loans reported as current and not modified in the past twelve months but that had been reported as delinquent in the previous twelve months

•	established loss severity assumptions by vintage category as well as product type, rather than just product type as done previously

•	beginning with the third quarter 2014, each quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The Company estimated the impact of all of the refinements to its first lien RMBS assumptions described above to be a decrease of expected losses of approximately $4 million (before adjustments for settlements).
Based on its observations of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology to project second lien RMBS losses as of December 31, 2014 as it used as of December 31, 2013, but it made a number of refinements to reflect its observations, notably with respect to most HELOC projections to:

•	reflect increased recoveries on newly defaulted loans as well as previously defaulted loans

•	project incremental defaults associated with increased monthly payments that occur when interest-only periods end

•	increase the assumed final conditional prepayment rate ("CPR") from 10% to 15%

The net impact of the refinements in the first two bullet points, which were implemented in the third quarter 2014, was an increase of $4 million in expected losses in the Company's base case as of September 30, 2014. The net impact of the refinements in the third bullet point was an increase in $2 million in expected losses in the Company's base case as of December 31, 2014.
The methodology and assumptions the Company uses to project second lien RMBS losses and the scenarios it employs are described in more detail below under " - U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".
Year-End 2013 Compared to Year-End 2012 U.S. RMBS Loss Projections

Based on the Company's observation during the year of the performance of its insured RMBS transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general methodology (with the refinements described below) to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012. The Company's use of the same general approach to project RMBS losses as of December 31, 2013 as it used as of December 31, 2012 was consistent with its view at December 31, 2013 that the housing and mortgage market recovery was occurring at a slower pace than it anticipated at December 31, 2012.

The Company refined its first lien RMBS loss projection methodology as of December 31, 2013 to model explicitly the behavior of borrowers with loans that had been modified. The Company has observed that mortgage loan servicers were modifying more mortgage loans (reducing or forbearing from collecting interest or principal or both due on mortgage loans) to reduce the borrowers’ monthly payments and so improve their payment performance than was the case before the mortgage crisis. Borrowers who are current based on their new, reduced monthly payments are generally reported as current, but are more likely to default than borrowers who are current and whose loans have not been modified. The Company believes modified loans are most likely to default again during the first year after modification. The Company set its liquidation rate assumptions as of December 31, 2012 based on observed roll rates and with modification activity in mind. As of December 31, 2013 the Company made a number of refinements to its first lien RMBS loss projection assumptions to treat loan modifications explicitly. Specifically, in the base case approach, it:

•	established a liquidation rate assumption for loans reported as current but that had been reported as modified in the previous 12 months,

•	assumed that currently delinquent loans that did not roll to liquidation would behave like modified loans, and so applied the modified loan liquidation rate to them,

•
increased from two to three years the period over which it calculates the initial CDR based on assumed liquidations of non-performing loans and modified loans, to account for the longer period modified loans will take to default,

•
increased the period it assumes the transactions will experience the initial loss severity assumption before it improves and the period during which the transaction will experience low voluntary prepayment rates,

•	established an assumption for servicers not to advance loan payments on all delinquent loans

The methodology and revised assumptions the Company uses to project first lien RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime". The refinement in assumptions described above resulted in a reduction of the initial CDRs but the application of the initial CDRs for a longer period, which generally resulted in a higher amount of loans being liquidated at the initial CDR under the refined assumptions than under the initial CDR under the previous assumptions. The Company estimated the impact of all of the refinements to its assumptions described above to be an increase of expected losses of approximately $0.3 million (before adjustments for settlements) by running on the first lien RMBS portfolio as of December 31, 2013 base case assumptions similar to what it used as of December 31, 2012 and comparing those results to those results from the refined assumptions.

During 2013 the Company observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance prior to 2013, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported by market observers. Based on such observations, in projecting losses for second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to December 31, 2012. Also during 2013 the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and made certain adjustments on just those transactions to reflect its view that much of this improvement was due to loan modifications and reinstatements made by the new servicer and that such recently modified and reinstated loans may have a higher likelihood of defaulting again. The methodology and assumptions the Company used to project second lien RMBS losses and the scenarios it employed are described in more detail below under "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien."

The Company observed some improvement in delinquency trends in most of its RMBS transactions during 2013, with some of that improvement in second liens driven by servicing transfers its affiliates effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual transaction.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified or have been delinquent in the previous 12 months, are two or more payments behind, are in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each year the Company reviews the most recent twenty-four months of this data and adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2014	December 31, 2013
Current Loans Modified in Previous 12 Months
Alt A and Prime	25%	35%
Option ARM	25	35
Subprime	25	35
Current Loans Delinquent in the Previous 12 Months
Alt A and Prime	25	N/A
Option ARM	25	N/A
Subprime	25	N/A
30 – 59 Days Delinquent
Alt-A and Prime	35	50
Option ARM	40	50
Subprime	35	45
60 – 89 Days Delinquent
Alt-A and Prime	50	60
Option ARM	55	65
Subprime	40	50
90+ Days Delinquent
Alt-A and Prime	60	75
Option ARM	65	70
Subprime	55	60
Bankruptcy
Alt-A and Prime	45	60
Option ARM	50	60
Subprime	40	55
Foreclosure
Alt-A and Prime	75	85
Option ARM	80	80
Subprime	70	70
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached eight years and six months after the initial 36-month CDR plateau period, which is six months shorter than assumed as of December 31, 2013 but the same calendar date as it assumed as of June 30, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of December 31, 2014				As of December 31, 2013
	Range			Weighted Average	Range			Weighted Average
Alt-A First Lien
Plateau CDR	2.0%	-	13.4%	9.3%	2.8%	-	100.0%	9.7%
Intermediate CDR	0.4%	-	2.7%	1.9%	0.6%	-	2.0%	1.9%
Period until intermediate CDR	48 months				48 months
Final CDR	0.1%	-	0.7%	0.5%	0.1%	-	5.0%	0.5%
Initial loss severity:
2005 and prior	60%				65%
2006	70%				65%
2007	65%				65%
Initial CPR	1.7%	-	21.0%	5.1%	0.0%	-	37.9%	9.2%
Final CPR(2)	15%				15%
Option ARM
Plateau CDR	4.3%	-	14.2%	10.9%	4.9%	-	16.8%	11.8%
Intermediate CDR	0.9%	-	2.8%	2.2%	1.0%	-	3.4%	2.4%
Period until intermediate CDR	48 months				48 months
Final CDR	0.2%	-	0.7%	0.5%	0.2%	-	0.8%	0.6%
Initial loss severity:
2005 and prior	60%				65%
2006	70%				65%
2007	65%				65%
Initial CPR	1.1%	-	11.8%	3.3%	0.4%	-	13.1%	4.9%
Final CPR(2)	15%				15%
Subprime
Plateau CDR	3.0%	-	22.3%	10.8%	4.0%	-	32.5%	12.0%
Intermediate CDR	0.6%	-	4.5%	2.2%	0.8%	-	6.5%	2.4%
Period until intermediate CDR	48 months				48 months
Final CDR	0.2%	-	1.1%	0.5%	0.2%	-	1.6%	0.6%
Initial loss severity:
2005 and prior	75%				90%
2006	90%				90%
2007	90%				90%
Initial CPR	0.0%	-	10.5%	3.4%	0.0%	-	21.1%	4.1%
Final CPR(2)	15%				15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for December 31, 2013.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of December 31, 2014. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2014 as it used as of December 31, 2013, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $4 million for Alt-A first liens, $1 million for Option ARM, $5 million for subprime and $0.4 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years (and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $11 million for Alt-A first liens, $2 million for Option ARM, $8 million for subprime and $1 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would decrease from current projections by approximately $0.4 million for Alt-A first lien, $0.3 million for Option ARM, $0.1 million for subprime and $22 thousand for prime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $4 million for Alt-A first lien, $1 million for Option ARM, $2 million for subprime and $0.2 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

	As of December 31, 2014				As of December 31, 2013
HELOC key assumptions	Range			Weighted Average	Range			Weighted Average
Plateau CDR	0.0%	-	33.6%	4.5%	0.6%	-	25.6%	5.0%
Final CDR trended down to	0.0%	-	3.2%	1.2%	0.4%	-	3.2%	1.1%
Period until final CDR	34 months				34 months
Initial CPR	0.0%	-	41.5%	11.5%	2.3%	-	46.0%	10.0%
Final CPR(2)	15.0%	-	41.5%	15.0%	10%
Loss severity	90%	-	98%	90.7%	98%

	As of December 31, 2014				As of December 31, 2013
Closed-end second lien key assumptions	Range			Weighted Average	Range			Weighted Average
Plateau CDR	5.2%	-	12.5%	7.2%	7.3%	-	15.1%	8.5%
Final CDR trended down to	3.4%	-	9.1%	4.9%	3.4%	-	9.1%	5.0%
Period until final CDR	34 months				34 months
Initial CPR	2.8%	-	16.1%	10.0%	3.1%	-	12.5%	7.2%
Final CPR(2)	15%				10%
Loss severity	98%				98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one time service events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of December 31, 2013.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. Based on the Company’s observation, including information obtained over the last year on the performance of certain loans reaching their principal amortization period and its views of the efficacy of planned servicer intervention, it introduced this year an assumption in the projections for most of its HELOC transactions that 7.5% of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of December 31, 2013 that it will recover only 2% of the collateral defaulting. However, based on additional information the Company obtained over the last year, it increased this recovery assumption in the projections for most of its HELOC transactions as of December 31, 2014 to 10% of collateral defaulting in the future, and also assumed declining additional post-default receipts on previously defaulted collateral.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. The final CPR is assumed to be 15% for both HELOC and closed-end second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at December 31, 2013. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The net impact of the three refinements the Company made to projecting expected losses in certain HELOC transactions described above (increased defaults of loans reaching their amortization period, increased recoveries, decreased the redefault rate on modified loans and the increase in the final CPR to 15%) was an increase of approximately $5 million in expected losses in the Company's base case as of December 31, 2014 compared to what it would have been without the refinements. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a the percentage of current pool balances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions. The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR using the same approaches and weightings as it did as of December 31, 2013. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $2 million for HELOC transactions and $45 thousand for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $3 million for HELOC transactions and $0.1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these R&W provisions. The affiliated ceding companies have pursued breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the affiliated ceding companies sometimes chose to initiate litigation. The affiliated ceding companies' success in pursuing these strategies permitted the affiliated ceding companies to enter into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. Through December 31, 2014 the affiliated ceding companies have caused entities providing R&Ws to pay, or agree to pay, or to terminate insurance protection on future projected losses of, approximately $4.2 billion (gross of reinsurance) in respect of their R&W liabilities, and the Company has included in its net expected loss estimates as of December 31, 2014 an estimated net benefit of $33 million (net of reinsurance). Most of this net benefit is projected to be received pursuant to existing agreements that the affiliated ceding companies have with R&W providers, although some is projected to be received in connection with transactions where the affiliated ceding companies do not yet have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the affiliated ceding companies have agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under the affiliated ceding companies' agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of December 31, 2014 aggregate lifetime collateral losses on those transactions was $4.1 billion, and the affiliated ceding companies were projecting in its base case that such collateral losses would eventually reach $5.1 billion. Bank of America's reimbursement obligation is secured by $574 million of collateral held in trust for the affiliated ceding companies' benefit.

•
Deutsche Bank. Under the affiliated ceding companies' May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse the affiliated ceding companies for certain claims they pay in the future on eight first and second lien transactions, including 80% of claims they pay on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of December 31, 2014, the affiliated ceding companies were projecting in the base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

When the agreement was first signed, Deutsche Bank was also required to reimburse AGC for future claims it pays on certain RMBS resecuritizations. AGC and Deutsche Bank terminated one of the resecuritization transactions on October 10, 2013, another on September 12, 2014 and two more in the fourth quarter of 2014. In the fourth quarter of 2014, AGC and Deutsche Bank also terminated one other BIG transaction under which AGC had provided credit protection to Deutsche Bank through a CDS. In connection with the 2014 terminations, AGC and Deutsche Bank agreed to terminate Deutsche Bank’s reimbursement obligation on all of the RMBS resecuritizations, and AGC made a termination payment to Deutsche Bank and released some of the collateral that had been held in trust. Deutsche Bank remains liable to reimburse the affiliated ceding company for certain claims it pays on eight first and second lien transactions, as described above, and such reimbursement obligation remains secured by $77 million of collateral held in trust for the affiliated ceding companies' benefit.

•
UBS. On May 6, 2013, the affiliated ceding companies' entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving the Company's claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $109 million of collateral held in trust for the affiliated ceding companies' benefit.

For the expected recovery from breaches of R&W in transactions not covered by agreements as of December 31, 2014, the affiliated ceding companies did not incorporate any gain contingencies from potential litigation in their estimated repurchases. The amount the affiliated ceding companies will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the affiliated ceding companies' estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the affiliated ceding companies considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the affiliated ceding companies recovering substantially all of the losses it incurred due to violations of R&W to the affiliated ceding companies realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the affiliated ceding companies' estimate of expected losses.This approach was used for both loans that had already defaulted and those assumed to default in the future. The affiliated ceding companies adjust the calculation of its expected recovery from breaches of R&W based on changing facts and circumstances with respect to each counterparty and transaction.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also decrease, subject to the agreement limits and thresholds described above.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Year Ended December 31,
	2014	2013
	(in millions)
Change in recovery assumptions as the result of recovery success	$—	$(1)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(8)	(5)
Settlements and anticipated settlements	19	10
Accretion of discount on balance	1	1
Total	$12	$5

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $1.1 billion of net par (70% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $1.1 billion, $298 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At December 31, 2014, the Company has projected expected losses to be paid for TruPS CDOs of $6 million. During 2014 there was positive economic development of approximately $7 million, which was due primarily to improving collateral performance throughout 2014.

“XXX” Life Insurance Transactions

The Company’s $2.7 billion net par of XXX life insurance transactions as of December 31, 2014, include $715 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: notes issued by each of Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2014, the Company’s projected net expected loss to be paid is $180 million. The economic loss development during 2014 was approximately $93 million, which was due primarily to changes in lapse assumptions on the underlying life insurance policies, modest deterioration in life insurance cash flow projections, and a decrease in the risk free rates used to discount the losses.

Student Loan Transactions

The Company has reinsured $1.1 billion net par of student loan securitizations, of which $822 million was issued by private issuers and classified as asset-backed and $312 million was issued by public authorities and classified as public finance. Of these amounts, $190 million and $94 million, respectively, are rated BIG. The Company is projecting approximately $83 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic loss development during 2014 was approximately $18 million, which was also due to a decrease during 2014 in the risk free rates used to discount the losses and some deterioration in collateral performance during the first six months of 2014.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.4 billion net par. The Company rates all but $8 million net par of that amount BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

The Company has net assumed par exposure to the City of Detroit, Michigan of $516 million as of December 31, 2014 to the general obligation and water and sewer utility sectors, as described below (which exposures are now investment grade by virtue of improvements and agreements reached through the bankruptcy process and settlement). In December 2014, the City of Detroit emerged from bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The City’s proposed plan of adjustment and disclosure statement with the Bankruptcy Court was approved in November 2014.

•
The Company has net par exposure to $325 million of sewer revenue bonds and $169 million of water revenue bonds. The sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues." The Company rates the bonds, which are secured by a lien on "special revenues," BBB. The exposure reflects approximately $336 million gross par of reinsurance from an affiliated ceding company's insurance of a new series of sewer and water revenue bonds issued by the City in September 2014 to finance (i) the purchase of certain then outstanding sewer and water revenue bonds under a tender offer commenced by the City and (ii) the refunding of certain other sewer revenue and revenue refunding bonds. Approximately $104 million of the Company's then combined $279 million net par exposure to the sewer and water revenue bonds was purchased in the tender offer or refunded in connection with these transactions. Under the City's amended plan of adjustment, the impairment of all outstanding sewer and water revenue bonds (even those not purchased pursuant to the tender offer or refunded) that had been proposed was removed, including those provisions which provided for the impairment of interest rates and call protection on such bonds.

•
The Company has net par exposure of $22 million to Michigan Finance Authority by virtue of a court ordered exchange with all holders of the City’s general obligation bonds which occurred upon emergence from bankruptcy in December 2014.  The Michigan Finance Authority bonds are secured by a pledge of the unlimited tax, full faith, credit and resources of the City and the specific ad valorem taxes approved by the voters solely to pay debt service on the general obligation bonds and additional security in the form of a subordinate statutory lien on, and intercept of, the City’s distributable state aid.

•
The Company no longer has  exposure to the City's Pension Obligation Certificates.   Upon the effective date of the City’s plan of adjustment, a commutation agreement between AG Re and Financial Guaranty Insurance Co. ("FGIC") pursuant to which FGIC commuted all the reinsurance AG Re provided to FGIC with respect to the Pension Obligation Certificates became effective.

On June 28, 2012, the City of Stockton, California filed for bankruptcy protection under Chapter 9 of the U.S. Bankruptcy Code. The Company's net assumed exposure to the City's general fund is $58 million, consisting of pension obligation bonds and lease obligation bonds. On October 3, 2013, the affiliated ceding companies reached a settlement with the City regarding the treatment of the bonds insured by them in the City's plan of adjustment. Under the terms of the settlement, AGC would receive an option to take title to an office building, the acquisition of which was financed with the lease revenue bonds, and AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth.  On October 30, 2014, the bankruptcy court confirmed the City's plan of adjustment, which includes the terms of such settlement, and the plan became effective on February 25, 2015.

The Company has $87 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of December 31, 2014, which incorporated the likelihood of the outcomes mentioned above, will be $112 million, compared with a net expected loss of $161 million as of December 31, 2013. Economic loss development in 2014 was approximately $69 million, which was primarily attributable to Puerto Rico and Detroit exposures.

Certain Selected European Country Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the regions also to default. The Company's gross and net exposure to these Spanish credits is $43 million and to the Portuguese credits is $18 million. The Company rates most of these issuers in the BB, or below, category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross and net exposure to these Hungarian credits is $62 million, most of which is rated BIG. The Company estimated net expected losses of $7 million related to these Spanish, Portuguese and Hungarian credits. The positive economic loss development during 2014 was approximately $2 million, which was primarily attributable to the favorable movement in the exchange rates between the US Dollar and both the Euro and Hungarian Forint during the year.

Infrastructure Finance

The Company has reinsurance exposure of approximately $430 million to infrastructure transactions with refinancing risk as to which the Company may need to make reinsurance claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the reinsurance claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the two largest transactions with significant refinancing risk, assuming no refinancing, and based on certain performance assumptions could be $215 million on a gross basis; such claims would be payable from 2017 through 2022.

Recovery Litigation

“XXX” Life Insurance Transactions

In December 2008, AGUK filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

RMBS Transactions

In November 2014, AGM and its affiliate AGC reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions.  AGM and AGC sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGM and AGC.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  However, on November 20, 2014, U.S. Bank National Association, as trustee for the transactions, had filed a motion to intervene as a plaintiff in the lawsuit.  On November 26, 2014, the trustee submitted a letter stating that the joint stipulation is ineffective and that the lawsuit may be discontinued only by court order, and requesting an opportunity to review and potentially oppose the settlement.  On March 5, 2015 the Court denied the motion to intervene. In the fourth quarter of 2014, AGM and AGC recorded a benefit in connection with the settlement.

Previously, AGM also had sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. on a second lien U.S. RMBS transaction that it had insured. In November 2014, AGM resolved those claims against Deutsche Bank and filed a stipulation with the Supreme Court of the State of New York to dismiss the lawsuit; the court ordered the dismissal of the matter on November 17, 2014.

7.	Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value. Any expected losses on credit derivatives are not recorded as loss and LAE reserve on the consolidated balance sheet.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is only recorded when the expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and the affiliated ceding companies experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.95% as of December 31, 2014 and 0.0% to 4.44% as of December 31, 2013. Financial guaranty insurance expected LAE reserve was $5 million as of December 31, 2014 and $8 million as of December 31, 2013.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of December 31, 2014			As of December 31, 2013
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net Reserve (Recoverable)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0	$—	$0	$1	$—	$1
Alt-A first lien	14	—	14	10	—	10
Option ARM	3	—	3	2	3	(1)
Subprime	8	2	6	5	—	5
First lien	25	2	23	18	3	15
Second lien:
Closed-end second lien	3	0	3	3	—	3
HELOC	5	3	2	6	9	(3)
Second lien	8	3	5	9	9	0
Total U.S. RMBS	33	5	28	27	12	15
TruPS	0	—	0	0	—	0
Other structured finance	234	—	234	132	—	132
U.S. public finance	90	2	88	134	1	133
Non-U.S. public finance	8	—	8	9	—	9
Financial guaranty	365	7	358	302	13	289
Other recoverables	—	0	0	—	0	0
Subtotal	365	7	358	302	13	289
Other	2	6	(4)	2	5	(3)
Total(1)	$367	$13	$354	$304	$18	$286
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the reported reserve and salvage and subrogation amount to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Loss and LAE reserve, net	$367	$304
Salvage and subrogation recoverable	(13)	(18)
Other recoverables(1)	0	0
Salvage and subrogation recoverable and other recoverable	(13)	(18)
Subtotal	354	286
Less: other (non-financial guaranty business)	(4)	(3)
Net reserves (salvage) - financial guaranty	$358	$289
____________________
(1)          R&W recoverables recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W(1)
Insurance Contracts

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Salvage and subrogation recoverable	$1	$2
Loss and LAE reserve, net	5	15
_____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
Net expected loss to be paid	$398
Salvage and subrogation recoverable, net of reinsurance	7
Loss and LAE reserve, net of reinsurance	(365)
Other recoveries (1)	0
Net expected loss to be expensed (present value)	$40
____________________
(1)    R&W recoverables recorded in other assets on the consolidated balance sheet.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2014
(in millions)
2015 (January 1 – March 31)	$0
2015 (April 1 – June 30)	1
2015 (July 1 – September 30)	0
2015 (October 1 – December 31)	1
Subtotal 2015	2
2016	2
2017	2
2018	2
2019	2
2020-2024	10
2025-2029	8
2030-2034	7
After 2034	5
Net expected loss to be expensed	40
Discount	309
Total future value	$349

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2014	2013
	(in millions)
Structured finance:
U.S. RMBS:
First lien:
Prime first lien	$0	$—
Alt-A first lien	(4)	(1)
Option ARM	(2)	4
Subprime	2	3
First lien	(4)	6
Second lien:
Closed-end second lien	0	0
HELOC	(5)	(13)
Second lien	(5)	(13)
Total U.S. RMBS	(9)	(7)
TruPS	0	0
Other structured finance	105	(13)
Structured finance	96	(20)
Public finance:
U.S. public finance	76	120
Non-U.S. public finance	(2)	8
Public finance	74	128
Subtotal	170	108
Other	(1)	—
Total loss and LAE	$169	$108

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	113	40	81	234
Remaining weighted-average contract period (in years)	12.7	13.5	15.6	13.5
Outstanding exposure:
Principal	$2,834	$539	$1,070	$4,443
Interest	1,860	363	246	2,469
Total	$4,694	$902	$1,316	$6,912
Expected cash outflows (inflows)	$229	$135	$575	$939
Potential recoveries
Undiscounted R&W	(1)	(1)	(4)	(6)
Other(2)	(193)	(4)	(29)	(226)
Total potential recoveries	(194)	(5)	(33)	(232)
Subtotal	35	130	542	707
Discount	(5)	(42)	(262)	(309)
Present value of expected cash flows	$30	$88	$280	$398
Unearned premium reserve	$51	$8	$26	$85
Reserves (salvage) (3)	$10	$80	$268	$358

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2013

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	124	40	80	244
Remaining weighted‑average contract period (in years)	13.2	14.5	15.1	13.8
Outstanding exposure:
Principal	$3,350	$356	$1,307	$5,013
Interest	2,200	270	454	2,924
Total	$5,550	$626	$1,761	$7,937
Expected cash outflows (inflows)	$237	$88	$604	$929
Potential recoveries
Undiscounted R&W	(6)	(2)	(12)	(20)
Other(2)	(204)	(8)	(20)	(232)
Total potential recoveries	(210)	(10)	(32)	(252)
Subtotal	27	78	572	677
Discount	(2)	(48)	(294)	(344)
Present value of expected cash flows	$25	$30	$278	$333
Unearned premium reserve	$63	$7	$30	$100
Reserves (salvage) (3)	$1	$26	$262	$289
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

(2)	Includes excess spread and draws on HELOCs.

(3)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of one of the Company’s affiliated ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $7 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $24 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2014, the Company had assumed exposure of approximately $1.5 billion net par of VRDOs, of which approximately $96 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2014, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of December 31, 2014, the Company used models to price two fixed-maturity securities, which was 0.05% or $1 million of the Company’s fixed-maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2014, 99.1% was assumed from affiliated ceding companies. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for an amount negotiated as part of an R&W settlement.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2014 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows.

•	Gross spread.

•	The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

•	The rates used to discount future expected premium cash flows ranged from 0.26% to 2.70% at December 31, 2014, and 0.21% to 3.88% at December 31, 2013.

The affiliated ceding companies obtain gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. There were no deals closed during the period presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of December 31, 2014	As of December 31, 2013
Based on actual collateral specific spreads	16%	13%
Based on market indices	48%	61%
Provided by the CDS counterparty	36%	26%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the Company’s normal review process the Company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the affiliated ceding company’s Option ARM and Alt-A first lien securitizations. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 18% and 60% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2014 and December 31, 2013, respectively. The percentage of deals that price using the minimum premiums has fluctuated since December 31, 2013 due to changes in AGC's credit spreads. In general when AGC's and AGM's credit spreads narrow, the cost to hedge AGC's and AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's and AGC's credit spreads widen, the cost to hedge AGM's and AGC's name increases causing more transactions to price at previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium the affiliated ceding companies receive per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At December 31, 2014 and December 31, 2013, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the affiliated ceding company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$236	$—	$236	$—
U.S. government and agencies	126	—	126	—
Corporate securities	645	—	645	—
Mortgage-backed securities:
RMBS	570	—	569	1
CMBS	367	—	367	—
Asset-backed securities	89	—	89	—
Foreign government securities	8	—	8	—
Total fixed-maturity securities	2,041	—	2,040	1
Short-term investments	98	31	67	—
Credit derivative assets	3	—	—	3
Total assets carried at fair value	$2,142	$31	$2,107	$4
Liabilities:
Credit derivative liabilities	$202	$—	$—	$202
Total liabilities carried at fair value	$202	$—	$—	$202

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$181	$—	$181	$—
U.S. government and agencies	153	—	153	—
Corporate securities	627	—	627	—
Mortgage-backed securities:
RMBS	600	—	599	1
CMBS	317	—	317	—
Asset-backed securities	156	—	156	—
Foreign government securities	16	—	16	—
Total fixed-maturity securities	2,050	—	2,049	1
Short-term investments	77	31	46	—
Credit derivative assets	6	—	—	6
Total assets carried at fair value	$2,133	$31	$2,095	$7
Liabilities:
Credit derivative liabilities	$377	$—	$—	$377
Total liabilities carried at fair value	$377	$—	$—	$377

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2014 and 2013.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2014

	Fixed-Maturity Securities
	RMBS		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2013	$1		$(371)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	173	(4)
Other comprehensive income (loss)	0		—
Settlements	0		(1)
Fair value as of December 31, 2014	$1		$(199)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2014	$0		$70

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2013

	Fixed-Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2012	$2		$30		$(380)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	(5)	(2)	(2)	(4)
Other comprehensive income (loss)	(1)		7		—
Settlements	(1)		(32)		11
Fair value as of December 31, 2013	$1		$—		$(371)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2013	$0		$—		$(33)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description(1)	Fair Value as of December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$1	CPR	4.2%	-	4.3%	4.2%
		CDR	2.7%	-	4.5%	3.5%
		Loss severity	62.5%	-	83.0%	71.6%
		Yield	6.5%	-	10.0%	8.1%
Liabilities:
Credit derivative liabilities, net	(199)	Year 1 loss estimates	0.0%	-	93.0%	2.8%
		Hedge cost (in bps)	20.0	-	243.8	82.7
		Bank profit (in bps)	1.0	-	994.4	188.2
		Internal floor (in bps)	7.0	-	100.0	25.4
		Internal credit rating	AAA	-	CCC	A+
____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2013

Financial Instrument Description(1)	Fair Value as of December 31, 2013 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$1	CPR	1.3%	-	6.2%	4.8%
		CDR	4.0%	-	8.4%	5.4%
		Loss severity	53.1%	-	76.0%	68.4%
		Yield	6.5%	-	8.8%	7.6%
Liabilities:
Credit derivative liabilities, net	(371)	Year 1 loss estimates	0.0%	-	48.0%	3.8%
		Hedge cost (in bps)	46.3	-	460.0	130.0
		Bank profit (in bps)	3.9	-	1,418.5	257.8
		Internal floor (in bps)	7.0	-	30.0	15.9
		Internal credit rating	AAA	-	CCC	A+
____________________
(1)    Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.
Fair Value of Financial Instruments

	As of December 31, 2014		As of December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,041	$2,041	$2,050	$2,050
Short-term investments	98	98	77	77
Loan receivable from affiliate	90	88	90	87
Credit derivative assets	3	3	6	6
Other assets	21	21	18	18
Liabilities:
Financial guaranty insurance contracts(1)	1,156	2,197	1,146	2,050
Credit derivative liabilities	202	202	377	377
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts or assumed from its affiliated or third party ceding companies, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding companies or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company or the affiliated ceding companies may be required to make a termination payment to its swap counterparty upon such termination. The Company or the affiliated ceding companies may not unilaterally terminate a CDS contract;

however, the affiliated ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 10.0 years at December 31, 2014 and 8.4 years at December 31, 2013. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Net Par Outstanding and Ratings

	As of December 31, 2014		As of December 31, 2013
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations (“CLOs”)/ Collateralized bond obligations	$920	AAA	$1,771	AAA
Synthetic investment grade pooled corporate	61	AAA	145	AAA
TruPS	757	BB+	860	BB
Market value CDOs of corporate obligations	124	AAA	247	AAA
Total pooled corporate obligations	1,862	AA-	3,023	AA
U.S. RMBS:
Option ARM and Alt-A first lien	368	BB+	627	BB-
Subprime first lien	230	A	599	AA
Prime first lien	37	B	44	CCC
Closed-end second lien	1	A-	1	A
Total U.S. RMBS	636	BBB	1,271	BBB+
CMBS	380	AAA	719	AAA
Other	2,400	AA-	2,602	A
Assumed from affiliates	5,278	A+	7,615	A+
Assumed from third parties	45	AA	114	A+
Direct	2	B+	5	B+
Total	$5,325	A+	$7,734	A+

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.1 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the affiliated ceding company to attach at AAA levels at origination. The remaining $1.3 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2014		As of December 31, 2013
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$1,556	29.2%	$3,385	43.8%
AA	1,926	36.2	789	10.2
A	385	7.2	1,464	18.9
BBB	723	13.6	1,022	13.2
BIG	735	13.8	1,074	13.9
Credit derivative net par outstanding	$5,325	100.0%	$7,734	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,
	2014	2013
	(in millions)
Realized gains on credit derivatives	$7	$16
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(7)	(17)
Realized gains (losses) and other settlements on credit derivatives	0	(1)
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(5)	$(5)
U.S. RMBS	174	(15)
Other(1)	4	19
Net change in unrealized gains (losses) on credit derivatives(2)	173	(1)
Net change in fair value of credit derivatives	$173	$(2)
____________________

(1)	“Other” includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities, and pooled infrastructure securities.

(2)
Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 6), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

In 2014 and 2013, CDS contracts were terminated, resulting in realized gains on credit derivatives of $0.1 million in 2014 and $6 million in 2013. In 2013, in addition to the CDS terminations mentioned above, one of the affiliated ceding companies terminated a film securitization CDS and the Company made a related payment of $17 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $13 million for a net fair value loss of credit derivatives of $4 million.

During 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Option ARM and subprime sectors. This is primarily due to a significant unrealized fair value gain in the Option ARM and Alt-A first lien sector of approximately $101 million, as a result of the terminations of three large Alt-A first lien resecuritization transactions and one Option ARM first lien transaction during the period. In addition, there was an unrealized gain of approximately $93 million related to the change in index used to determine fair value during the fourth quarter of 2014. In the fourth quarter of 2014, new market indices were published on Option ARM and Alt-A first lien securitizations. As part of the company’s normal review process the company reviewed these indices and based upon the collateral make-up, collateral vintage, and collateral loss experience, determined it to be a better market indication for the affiliated ceding company’s Option ARM and Alt-A first lien securitizations. The unrealized fair value gains were partially offset by unrealized fair value losses generated by wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, as the market cost of AGC's credit protection decreased during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the affiliated ceding company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the affiliated ceding company would expect to receive on these transactions increased.

During 2013, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the affiliated ceding company would expect to receive on these transactions increased. The unrealized fair value losses were partially offset by unrealized fair value gains in the Other sector driven primarily by the termination of a film securitization transaction.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date.

Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012
AGC	323	460	678

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012
AGC	80	185	270

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(450)	$(776)
Plus: Effect of Company credit spread	251	405
Net fair value of credit derivatives	$(199)	$(371)

The fair value of CDS contracts at December 31, 2014 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing December 31, 2014 with December 31, 2013, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM and subprime RMBS transactions, as well as the Company's pooled corporate obligations. This narrowing of spreads combined with the runoff of par outstanding and termination of CDS contracts, resulted in a gain of approximately $326 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered(1)
Asset Type	As of December 31, 2014	As of December 31, 2013	As of December 31, 2014	As of December 31, 2013
	(in millions)
Pooled corporate obligations	$(15)	$(9)	$(6)	$(12)
U.S. RMBS	(112)	(285)	(6)	(28)
CMBS	0	0	—	—
Other	(72)	(77)	5	5
Total	$(199)	$(371)	$(7)	$(35)
____________________

(1)	Includes R&W benefit of $26 million as of December 31, 2014 and $49 million as of December 31, 2013.

Ratings Sensitivities of Credit Derivative Contracts

Under AGRO's CDS contracts, it may be required to post eligible securities as collateral-generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of December 31, 2014, AGRO had posted approximately $1 million of collateral in respect of approximately $3 million of par insured. As of December 31, 2013, AGRO had posted approximately $4 million of collateral in respect of approximately $9 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

On May 6, 2014, AGC’s affiliate AG Financial Products Inc. (the affiliate of AGC that enters into the credit derivative transactions as the seller of protection, as to which AGC is the credit support provider) and one of its CDS counterparties amended the ISDA master agreement between them, at no cost, to remove a termination trigger based on a rating downgrade of the other party. With this termination, none of AGC's insured CDS portfolio is subject to a rating-based termination trigger that could result in AGC being obligated to make a termination payment to a CDS counterparty.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on its affiliated ceding company AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2014

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(418)	$(219)
50% widening in spreads	(308)	(109)
25% widening in spreads	(254)	(55)
10% widening in spreads	(221)	(22)
Base Scenario	(199)	—
10% narrowing in spreads	(180)	19
25% narrowing in spreads	(152)	47
50% narrowing in spreads	(106)	93
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

10.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired ("OTTI") securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in other comprehensive income ("OCI"). For securities where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, declines in fair value are recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits.

Assessment for Other-Than Temporary Impairments

The amount of other-than-temporary-impairment recognized in earnings depends on whether (1) an entity intends to sell the security or (2) it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis.

If an entity does not intend to sell the security and it is not more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis, the other-than-temporary-impairment is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors.

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is impaired and the net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate was $21 million and $18 million as of December 31, 2014 and December 31, 2013, respectively.

Net Investment Income

	Year Ended December 31,
	2014	2013
	(in millions)
Income from fixed-maturity securities	$71	$76
Interest income from loan receivable from affiliate	3	3
Gross investment income	74	79
Investment expenses	(2)	(2)
Net investment income	$72	$77

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2014	2013
	(in millions)
Gross realized gains on investment portfolio	$6	$14
Gross realized losses on investment portfolio	(4)	(10)
Other-than-temporary impairment	0	(2)
Net realized investment gains (losses)	$2	$2

There was no credit losses balance as of December 31, 2014 and December 31, 2013 for investments where the Company recognized an other-than-temporary-impairment and a portion of the fair value adjustments related to other factors were recorded in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	11%	$221	$15	$0	$236	0	AA
U.S. government and agencies	5	110	16	0	126	—	AA+
Corporate securities	30	615	31	(1)	645	—	A+
Mortgage-backed securities(4):
RMBS	27	550	22	(2)	570	1	AA+
CMBS	17	357	10	0	367	—	AAA
Asset-backed securities	4	87	2	0	89	0	AAA
Foreign government securities	1	8	0	—	8	—	AA-
Total fixed-maturity securities	95	1,948	96	(3)	2,041	1	AA
Short-term investments	5	98	0	0	98	—	AA+
Total investment portfolio	100%	$2,046	$96	$(3)	$2,139	$1	AA

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2013

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	9%	$185	$6	$(10)	$181	$0	AA
U.S. government and agencies	7	138	16	(1)	153	—	AA+
Corporate securities	29	611	25	(9)	627	0	A+
Mortgage-backed securities(4):
RMBS	29	599	17	(16)	600	(1)	AA+
CMBS	15	308	11	(2)	317	—	AAA
Asset-backed securities	7	153	3	0	156	—	AAA
Foreign government securities	1	16	0	—	16	—	AA
Total fixed-maturity securities	97	2,010	78	(38)	2,050	(1)	AA
Short-term investments	3	77	0	0	77	—	AAA
Total investment portfolio	100%	$2,087	$78	$(38)	$2,127	$(1)	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 64% of mortgage backed securities as of December 31, 2014 and 69% as of December 31, 2013 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2014 and December 31, 2013 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2014 (1)

	Fair Value
State	State General Obligation	Local General Obligation	Revenue Bonds	Total	Amortized Cost	Weighted Average Credit Rating
	(in millions)
Texas	$3	$27	$9	$39	$36	AA
California	3	16	18	37	35	AA-
New York	—	10	16	26	24	AA
Illinois	14	2	6	22	21	A
Connecticut	16	—	—	16	16	AA-
North Carolina	—	—	12	12	11	AA+
Missouri	—	—	10	10	8	AA+
Washington	—	—	9	9	9	AA-
Ohio	—	2	4	6	5	AA+
Pennsylvania	6	—	—	6	6	AA-
All others	3	3	40	46	43	AA-
Total	$45	$60	$124	$229	$214	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2013 (1)

	Fair Value
State	State General Obligation	Local General Obligation	Revenue Bonds	Total	Amortized Cost	Weighted Average Credit Rating
	(in millions)
Texas	$3	$25	$7	$35	$36	AA
California	—	14	10	24	25	AA-
Illinois	14	2	6	22	21	A
New York	—	9	9	18	19	AA
Connecticut	14	—	—	14	16	AA-
Missouri	—	—	9	9	8	AA+
Ohio	—	3	4	7	7	AA+
Washington	—	—	6	6	7	AA-
Pennsylvania	5	—	—	5	6	AA
Maryland	—	—	5	5	5	AA-
All others	—	2	30	32	32	AA-
Total	$36	$55	$86	$177	$182	AA-
____________________

(1)
Excludes $7 million and $4 million as of December 31, 2014 and 2013, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2014		As of December 31, 2013
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Tax backed	25	22	$19	$19
Transportation	23	23	20	20
Higher education	21	19	8	8
Water and sewer	20	18	15	15
Municipal utilities	20	19	9	9
Healthcare	11	11	10	12
Housing	4	4	4	4
Total	$124	$116	$85	$87

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$—	—	11	$0	$11	$0
U.S. government and agencies	0	0	2	0	2	0
Corporate securities	40	0	55	(1)	95	(1)
Mortgage-backed securities
RMBS	26	0	69	(2)	95	(2)
CMBS	19	0	19	0	38	0
Asset-backed securities	2	0	4	0	6	0
Total	$87	$0	$160	$(3)	$247	$(3)
Number of securities		27		45		72
Number of securities with other-than-temporary impairment		—		1		1

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2013

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$110	$(10)	$—	$—	$110	$(10)
U.S. government and agencies	12	(1)	—	—	12	(1)
Corporate securities	158	(9)	—	—	158	(9)
Mortgage-backed securities
RMBS	307	(15)	16	(1)	323	(16)
CMBS	47	(2)	—	—	47	(2)
Asset-backed securities	30	0	—	—	30	0
Total	$664	$(37)	$16	$(1)	$680	$(38)
Number of securities		154		7		161
Number of securities with other-than-temporary impairment		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2014, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2014 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2014 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2014

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$19	$19
Due after one year through five years	310	329
Due after five years through 10 years	478	501
Due after 10 years	234	255
Mortgage-backed securities:
RMBS	550	570
CMBS	357	367
Total	$1,948	$2,041

The investment portfolio contains securities that are either held in trust for the benefit of affiliated and third party reinsurers in accordance with statutory requirements in the amount of $1,302 million and $1,701 million as of December 31, 2014 and December 31, 2013, respectively, based on fair value.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $1 million as of December 31, 2014 and $4 million as of December 31, 2013.

No material investments of the Company were non-income producing for years ended December 31, 2014 and 2013, respectively.

11.	Insurance Company Regulatory Requirements

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP. AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations.

GAAP differs in certain significant respects from statutory accounting practices prescribed or permitted by Bermuda insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

•	acquisition costs on upfront premiums are charged to operations as incurred, rather than over the period that related premiums are earned;

•	certain assets designated as “non-admitted assets” are charged directly to statutory surplus rather than reflected as assets under GAAP;

•
insured credit derivatives are accounted for as insurance contracts (except that loss reserves on insured credit derivatives are not net of unearned premium reserve), rather than as derivative contracts measured at fair value;

•
Loss reserves on non derivative contracts are net of unearned premium, which is offset by deferred acquisition costs, rather than only unearned premium. Loss reserves include a statutory reserve which includes a discount safety margin and statutory catastrophe reserve.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
AG Re	$1,114	$1,119	$28	$103

In July 2013, affiliates of the Company completed a series of transactions that increased the capitalization of one affiliate, Municipal Assurance Corp. ("MAC"), to $800 million on a statutory basis. As part of those transactions, Assured Guaranty (Bermuda) Ltd. ("AGBM"), a subsidiary of AGM, distributed substantially all of its assets to AGM as a dividend; AGM sold AGBM to AG Re; and AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, Assured Guaranty (Europe) Ltd. (together, the "AGM Group") were notified that the New York State Department of Financial Services (“NYDFS”) does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYDFS.

At the same time, AGC was notified that the Maryland Insurance Administration ("MIA") does not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•	AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after the Closing Date.

•	AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the NYDFS.

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NYDFS.

The reassumption of the contingency reserves has the effect of increasing contingency reserves by the amount reassumed and decreasing policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital as a result of the reassumption. The reassumption of contingency reserves would permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC.

In the third quarter of 2013, AGM and AGC reassumed 33% of their respective contingency reserve bases, which permitted the release of approximately $130 million of assets from the AG Re trust accounts securing AG Re's reinsurance of AGM and AGC, after adjusting for increases in the amounts required to be held in such accounts due to changes in asset values.

In the third quarter of 2014, AGM and AGC reassumed 50% of their respective contingency reserve bases (approximately $244 million in the aggregate). In addition, in the fourth quarter of 2014, AGE reassumed 83% (representing the first and second installments of the approved reassumption) of its portion of the NY Contingency Reserve Base (approximately $24.5 million in the aggregate). These 2014 reassumptions collectively permitted the release of approximately $274 million of assets from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC, after taking into account other, normal-course adjustments to AG Re’s collateral requirements such as changes in asset values and changes in assumed reserves.

From time to time, AGM and AGC have obtained approval from their regulators to release contingency reserves based on losses or because the accumulated reserve is deemed excessive in relation to the insurer's outstanding insured obligations.  In 2014, on the latter basis, AGM obtained NYDFS approval for a contingency reserve release of approximately $588 million and AGC obtained MIA approval for a contingency reserve release of approximately $540 million.

Dividend Restrictions and Capital Requirements

Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital) that would reduce AG Re's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus, which is $279 million, without AG Re certifying to the Bermuda Monetary Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2015 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $127 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to the limit of its outstanding statutory surplus, which is $271 million. Such dividend capacity is further limited by the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements. As of December 31, 2014, AG Re had unencumbered assets of approximately $651 million.

Dividends Paid

	Year Ended December 31,
	2014	2013
	(in millions)
Dividends paid by AG Re to AGL	$82	$144

12.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file their own consolidated federal income tax return ("AGOUS consolidated return group"). AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group (i.e. AGOUS, AGRO and AG Intermediary Inc.) will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by the Company’s subsidiaries, with its U.S. subsidiary taxed at the U.S. marginal corporate income tax rate of 35% and its Bermuda subsidiary subject to U.S. tax by election.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2014	2013
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$7	$14
Other	—	1
Total provision (benefit) for income taxes	$7	$15
Effective tax rate	4.1%	18.2%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following table presents pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction(1)

	Year Ended December 31,
	2014	2013
	(in millions)
United States	$20	$40
Bermuda	142	41
Total	$162	$81

Revenue by Tax Jurisdiction(1)

	Year Ended December 31,
	2014	2013
	(in millions)
United States	$21	$31
Bermuda	365	218
Total	$386	$249
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2014	2013
	(in millions)
Deferred tax assets:
Loss and LAE reserve	$0	$6
Net operating loss carry forward	2	5
Alternative minimum tax credit	2	2
Total deferred income tax assets	4	13
Deferred tax liabilities:
Premium receivable and reserves, net	1	1
Unrealized appreciation on investments	5	3
Market discount	0	2
Total deferred income tax liabilities	6	6
Net deferred income tax asset (liability)	$(2)	$7

As of December 31, 2014, AGRO had a stand-alone net operating loss ("NOL") of $6 million, compared with $13 million as of December 31, 2013, which is available through 2023 to offset its future U.S. taxable income. AGRO's stand alone NOL may not offset the income of any other members of AGRO's consolidated group with very limited exceptions and the Internal Revenue Code limits the amounts of NOL that AGRO may utilize each year.

Audits

AGOUS is not currently under audit and has open tax years of 2010 and forward.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as an insurance contract for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

13.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums, the accounting model described in Note 4 is followed, for assumed and ceded financial guaranty insurance losses, the accounting model in Note 7 is followed. For any assumed credit derivative contracts, the accounting model in Note 9 is followed.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength rating of AG Re gives certain ceding companies the right to recapture business they ceded to AG Re. Any such recapture would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company's in-force financial guaranty assumed business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture assumed business ceded to AG Re, and in connection therewith, to receive payment from the assuming reinsurer of an amount equal to the reinsurer’s statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of December 31, 2014, if each third party company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $85 million.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2014	2013
	(in millions)
Premiums Written
Direct(1)	$(4)	$—
Assumed	57	54
Ceded	1	1
Net	$54	$55
Premiums Earned
Direct	$5	$7
Assumed	135	151
Ceded	(1)	—
Net	$139	$158
Loss and LAE
Assumed	$169	$108
Ceded	0	—
Net	$169	$108
____________________

(1)	Negative direct premiums written were due to changes in expected Debt Service schedules.

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty insurers and reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

Exposure by Reinsurer

	Ratings at April 13, 2015		Par Outstanding As of December 31, 2014
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding (1)	Assumed Par Outstanding (1)
			(dollars in millions)
Affiliated Companies:
AGC	A3	AA	$—	$3	$28,132
AGM(2)	A2	AA	—	305	58,922
Affiliated Companies			—	308	87,054
Non-Affiliated companies:
Ambac	WR (3)	WR	—	1,311	13,644
National Public Finance Guarantee Corporation(2)	A3	AA-	—	1,100	3,721
Financial Guaranty Insurance Company	WR	WR	—	599	821
Syncora Guarantee Inc.	WR	WR	—	476	146
MBIA	(4)	(4)	—	306	90
CIFG Assurance North America Inc.	WR	WR	—	14	65
Ambac Assurance Corp. Segregated Account	NR (5)	NR	—	2	868
Radian Asset Assurance Inc.	WR	NR	—	2	—
Other	Various	Various	152	479	45
Non-Affiliated Companies			152	4,289	19,400
Total			$152	$4,597	$106,454
____________________

(1)	Includes par related to insured credit derivatives.

(2)	Rated AA+ by Kroll Bond Rating Agency.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated B by S&P and Ba2 by Moody’s.

(5)	Represents “Not Rated.”

Second-to-Pay
Insured Par Outstanding by Internal Rating
As of December 31, 2014(1)

	Public Finance					Structured Finance
	AAA	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)
Affiliated Companies	$—	$305	$—	$—	$—	$—	$3	$—	$—	$—	$308
Non-Affiliated companies:
Ambac	1	331	757	145	32	—	0	16	29	—	1,311
National Public Finance Guarantee Corporation	13	422	641	—	—	—	—	24	—	—	1,100
Financial Guaranty Insurance Company	—	63	336	105	53	28	—	4	—	10	599
Syncora Guarantee Inc.	—	6	72	320	47	24	—	—	—	7	476
MBIA	—	18	—	175	—	—	68	—	44	1	306
CIFG Assurance North America Inc.	—	—	8	6	—	—	—	—	—	—	14
Ambac Assurance Corp. Segregated Account	—	—	—	—	—	—	1	—	—	1	2
Radian Asset Assurance Inc.	—	—	0	1	1	—	—	—	—	—	2
Other	—	479	—	0	—	—	—	—	—	—	479
Total	$14	$1,624	$1,814	$752	$133	$52	$72	$44	$73	$19	$4,597
____________________

(1)	The Company's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2014

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
Affiliated companies:
AGC	$79	$—	$(226)
AGM	55	—	(68)
Non-Affiliated companies:
Ambac	41	—	(20)
National Public Finance Guarantee Corporation	6	—	(9)
Financial Guaranty Insurance Company	5	—	(3)
MBIA	1	—	(1)
CIFG Assurance North America Inc.	—	—	(3)
Ambac Assurance Corp. Segregated Account	12	—	(78)
Other	(3)	(4)	—
Total	$196	$(4)	$(408)

14.	Related Party Transactions

Expense Sharing Agreements

AGC allocates to AG Re certain payroll and related employee benefit expenses. Expenses included in the Company's consolidated financial statements related to these services were $8 million and $7 million for the year ended December 31, 2014 and 2013, respectively. See Note 16, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2014	2013
	(in millions)
Affiliated companies
Assured Guaranty Corp.	$(5)	$(5)
Assured Guaranty Ltd.	2	2
Other	0	(1)
Total	$(3)	$(4)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

In February 2012, prior to the July 2013 events described in Note 11, Insurance Company Regulatory Requirements, AGRO entered into a loan agreement with Assured Guaranty US Holdings Inc. (“AGUS”), a subsidiary of AGL, which authorized borrowings up to $100 million for the purchase of all of the outstanding capital stock of MAC, from its then parent Radian Asset Assurance Inc. In May 2012, Assured Guaranty received regulatory approval for the purchase of MAC. Accordingly, AGUS borrowed $90 million under such agreement on May 30, 2012 in order to fund a portion of the purchase price. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, is due and payable on the fifth anniversary of the date the loan was made. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2014 and 2013, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2014	2013
	(in millions)
Assets:
Premium receivable, net of ceding commissions payable
AGC	$79	$73
AGM	55	73
DAC(1)
AGC	81	84
AGM	176	181
Salvage and subrogation recoverable
AGC	2	7
AGM	4	6
Assumed funds held(2)
AGC	6	7
AGM	30	59
Liabilities:
Unearned premium reserve
AGC	287	300
AGM	571	589
Loss and LAE reserve
AGC	204	104
AGM	62	37
Reinsurance balances payable, net
AGC	2	6
AGM	1	7
Net credit derivative liabilities
AGC	177	344
AGM	24	28
Profit commissions payable(3)
AGM	1	2
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2014	2013
	(in millions)
Revenues:
Net earned premiums
AGC	$35	$44
AGM	70	85
Realized gains and other settlements
AGC	5	(15)
AGM	1	7
Net unrealized gains (losses) on credit derivatives
AGC	166	(15)
AGM	7	14
Expenses:
Loss and loss adjustment expenses (recoveries)
AGC	101	(29)
AGM	26	30
Amortization of deferred acquisition costs
AGC	10	12
AGM	22	27
Profit commissions(1)
AGM	1	2
_____________________

(1)	Included in other operating expense on the consolidated statements of operations. See Note 13, Reinsurance and Other Monoline Exposures for assumed par outstanding from AGC and AGM.

15.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2015, AG Re signed a new lease agreement for Bermuda office space that expires in April 2021. Rent expense was $0.7 million in 2014 and $0.5 million in 2013, including allocations.

Future Minimum Rental Payments

Year	(in millions)
2015	$0.4
2016	0.4
2017	0.4
2018	0.4
2019	0.4
Thereafter	0.6
Total	$2.6

Legal Proceedings

Accounting Policy
The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company or one of its affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or one of its affiliated ceding companies in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation," section of Note 6, Expected Loss to be Paid, in December 2008, a subsidiary of one of the Company’s affiliated ceding companies filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction they insured alleging breach of fiduciary duty, gross negligence and breach of contract; discovery on the matter is ongoing. In the past, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company's affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. AGFP calculated that LBIE owes AGFP approximately $30 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. Discovery has been ongoing and motions for summary judgment are due in September 2015. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid in respect of insured certificates. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Resolved Since September 30, 2014

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. On October 29, 2014, AGC and AGM filed a good faith settlement notice with the Superior Court for the State of California, City and County of San Francisco, informing the court and co-defendants that AGC, AGM and the plaintiffs had reached an agreement to settle and resolve the cases as between them. The plaintiffs agreed to dismiss the litigation in exchange for AGC and AGM waiving legal fees that had been awarded to them and making a payment to such plaintiffs. On December 12, 2014, the court entered an order determining that the parties had settled in good faith. Plaintiffs have submitted all appropriate dismissals to all courts, and AGC and AGM have submitted a dismissal for their cross-appeal.
On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF sought to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. On January 30, 2015, the parties signed an agreement pursuant to which LBHI and LBSF dismissed their litigation related to CPT 283's and CPT 207's CDS terminations and the parties agreed that CPT 283 and CPT 207 have a total allowed claim in bankruptcy against LBSF and LBHI of $20 million.

16.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2014, 10,712,661 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $1 million and $1 million for the years ended December 31, 2014 and 2013, respectively, under the Incentive Plan.

Time Vested Stock Options

Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. Some, but not all, of AGL's options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period, or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

The Company established the AGL Employee Stock Purchase Plan ("Stock Purchase Plan") in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $23 thousand and $27 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2014 and 2013, respectively.

Defined Contribution Plan

The Company maintains, a savings incentive plan, which is qualified under Section 401(a) of the Internal Revenue Code for U.S. employees. The savings incentive plan is available to eligible full-time employees upon hire. Eligible participants could contribute a percentage of their compensation subject to a maximum of $17,500 for 2014. Contributions are matched by the Company at a rate of 100% up to 6% of the participant's compensation, subject to IRS limitations. Any amounts over the U.S. Internal Revenue Service (“IRS”) limits are contributed to and matched by the Company into a nonqualified supplemental executive retirement plan for employees eligible to participate in such nonqualified plan. The Company also makes a core contribution of 6% of the participant's compensation to the qualified plan, subject to IRS limitations, and the nonqualified supplemental executive retirement plan for eligible employees, regardless of whether the employee contributes to the plan(s). Employees become fully vested in Company contributions after one year of service, as defined in the plan. Plan eligibility is immediate upon hire.

The Company recognized defined contribution expenses of $1 million and $1 million for the years ended December 31, 2014 and 2013, respectively.

Cash-Based Compensation

Performance Retention Plan

Assured Guaranty has established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A. The PRP is a sub-plan under the Company's Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of adjusted book value per share during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Operating return on equity and adjusted book value are defined in each PRP award agreement.

A payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expense of $1 million and $1 million for the year ended December 31, 2014 and 2013, respectively, representing its proportionate share of the Assured Guaranty expense.

17.	Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$38	$(1)	$37
Other comprehensive income (loss) before reclassifications	50	2	52
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	0	(2)
Tax (provision) benefit	1	—	1
Total amount reclassified from AOCI, net of tax	(1)	0	(1)
Net current period other comprehensive income (loss)	49	2	51
Balance, December 31, 2014	$87	$1	$88

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2013

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$160	$1	$161
Other comprehensive income (loss) before reclassifications	(118)	(4)	(122)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(4)	2	(2)
Tax (provision) benefit	0	—	0
Total amount reclassified from AOCI, net of tax	(4)	2	(2)
Net current period other comprehensive income (loss)	(122)	(2)	(124)
Balance, December 31, 2013	$38	$(1)	$37

18.	Subsequent Events

Subsequent events have been considered for disclosure through April 16, 2015, the date at which these financial statements were issued.